Exhibit 99.1

TRONOX ANNOUNCES TWO SENIOR EXECUTIVE APPOINTMENTS

JEAN-FRANSÇOIS TURGEON NAMED EXECUTIVE VICE PRESIDENT

KATHERINE HARPER NAMED CHIEF FINANCIAL OFFICER

STAMFORD, Conn., August 7, 2013 — Tronox Limited (NYSE: TROX) announced today that it has named Jean-François Turgeon as executive vice president and Katherine C. Harper as senior vice president and chief financial officer.

Turgeon and Harper have decades of experience in the chemical engineering and titanium dioxide (TiO2) sectors. Both join Tronox from the Rio Tinto Group, where they held leadership positions in the diamonds and minerals group.

Turgeon will assume his newly established post at Tronox on January 1, 2014. He will oversee the combined business operations of the company’s Mineral Sands and Pigment & Electrolytic Divisions. Trevor Arran, senior vice president and president of the Mineral Sands division and John Romano, senior vice president and president of the Pigment & Electrolytic division, will continue in their executive roles and report to Turgeon.

Harper will join Tronox on September 16, 2013. She will lead the company’s global finance group, including treasury, financial planning & accounting, controller, risk management, compliance & audit, and investor relations.

Turgeon and Harper will serve as company officers and as members of the Tronox executive management team. Both will report to chairman and chief executive officer Tom Casey, and will be based at the company’s corporate offices in Stamford, Conn.

“We’re excited to have Jean-François and Kathy join Tronox, where they will play an important role in driving our previously announced business strategy for international growth and profitability. With the broad experience they bring to Tronox, coupled with the continued leadership of John, Trevor, and others, Tronox has assembled a strong executive team that is positioned to successfully lead us in meeting our goals and in exceeding the expectations of our customers, shareholders, employees, and other stakeholders,” said Tom Casey, chairman and chief executive officer of Tronox Limited.

Turgeon worked at Rio Tinto for more than 24 years, most recently in London as managing director of its $3 billion iron and titanium division. In that role, he had oversight over international TiO2 operations in Canada, South Africa, and Madagascar, and regional sales offices in the Americas, Europe, Africa and the Middle East, and Asia and the Pacific. Previously, he held several executive, mining operations, and chemical research engineering positions in Rio Tinto’s titanium dioxide business unit.

Harper served as the chief financial and business development officer of Rio Tinto’s diamonds and minerals group. She previously held finance and business transformation roles in the company’s mining and alternative energy units. Earlier in her career she worked for 12 years in senior finance posts with the Gulbrandsen Group, a privately held chemical manufacturing company, and the General Chemical Corporation. She began her career as a financial analyst within the power systems group of the Westinghouse Electric Corporation.

“Jean-François has played a leadership role in the global titanium dioxide business. He brings to Tronox demonstrated leadership, management and technical skills, as well as a commitment to innovation and solid financial performance. He ran an organization with 5,000 employees and $3 billion in revenue to record profits and the lowest operating cost performance in the world. As we expand our business, adding an executive of his established pre-eminence is a unique opportunity for Tronox and we collectively, and I personally, are excited to have him join us. He is well-positioned to take on this new role for Tronox, given his broad experience in chemical engineering, mineral sands, and manufacturing and will be a key member of the team driving our growth strategy to success.

“Kathy is a talented executive who brings a wealth of financial management experience in both the global mining and chemical industries,” Casey continued. “I am confident that her deep knowledge in both sectors, as well as her work in international financial markets will help drive Tronox’s strategic vision of growth and profitability. The fact that she and Jean-François were colleagues at Rio Tinto gives us confidence that they have an already established good working relationship that will help each of them become effective in their roles with us more quickly.”

Turgeon holds a Bachelor of Science degree in chemical engineering from Université Laval in Quebec City and a master’s degree in hydrometallurgy from McGill University in Montreal.

Harper earned a Bachelor of Science degree in industrial management and an MBA from Carnegie-Mellon University in Pittsburgh, Pa.

About Tronox

Tronox is a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide pigment. Through the integration of its mineral sands and pigment business, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Media Contact: Bud Grebey, 203-705-3721, Bud.Grebey@tronox.com

Investor Contact: Brennen Arndt, 203-705-3722